Exhibit 99.2

FOR IMMEDIATE RELEASE
OCTOBER 4, 2010

CHESAPEAKE ENERGY CORPORATION MONETIZES CERTAIN BARNETT SHALE
ASSETS THROUGH ITS EIGHTH VOLUMETRIC PRODUCTION PAYMENT

OKLAHOMA CITY, OKLAHOMA, OCTOBER 4, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced it has monetized certain of its producing assets in the Barnett Shale.  The company has sold a five-year volumetric production payment (VPP) to an affiliate of Barclays Bank PLC for proceeds of $1.15 billion.  The transaction, which closed on September 30, 2010, includes approximately 390 billion cubic feet of proved reserves and approximately 280 million cubic feet per day of net production in 2011.  Chesapeake has retained drilling rights on the properties below currently producing intervals and outside of existing producing wellbores.

Since December 2007, Chesapeake has completed eight VPP transactions and monetized approximately 1.0 trillion cubic feet of natural gas equivalent of proved reserves for combined proceeds of approximately $4.7 billion, or approximately $4.70 per thousand cubic feet of natural gas equivalent.

Jefferies & Company, Inc. acted as financial advisor to Chesapeake on the VPP transaction.

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Further information is available at www.chk.com.